Annual Statement of Compliance

VIA: EMAIL

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005

Re: Pooling and Servicing Agreement (the "Agreement") dated as of October 1, 2006 among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance, Inc., as a Master Servicer, Wachovia Bank, National Association, as a Master Servicer, J.E. Robert Company, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee and Paying Agent, relating to CD 2006-CD3, Commercial Mortgage Pass-Through Certificates.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee and Paying Agent hereby certify that:

(1) A review of the activities of the Trustee and Paying Agent during the preceding calendar year and of the performance of the Trustee and Paying Agent under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee and Paying Agent has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee and Paying Agent

/s/ Barbara L Marik
Barbara L. Marik
First Vice President